As filed with the Securities and Exchange Commission on October 6, 2020.

Registration No. 333-237064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3025021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

211 Main Street

San Francisco, CA 94105

(415) 667-7000

(Address of principal executive offices)

TD Ameritrade Holding Corporation Long-Term Incentive Plan

(Full title of the plan)

Peter Crawford

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

(Name and address of agent for service)

(415) 667-7000

(Telephone number, including area code, of agent for service)

Copies to:

William L. Taylor, Esq.

Lee Hochbaum, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	5,000,000 (2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the common stock, par value $0.01 per share (“Common Stock”), of The Charles Schwab Corporation (the “Registrant” or “CSC”), that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)	Represents shares of Common Stock issuable under outstanding time-based restricted stock unit awards and performance-based restricted stock unit awards, including any dividend equivalent units with respect to such awards, granted under the TD Ameritrade Holding Corporation Long-Term Incentive Plan (the “TDA LTIP”). All such awards granted under the TDA LTIP (the “TDA Awards”) were assumed by the Registrant in connection with the merger of Americano Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Registrant (“Merger Sub”), with and into TD Ameritrade Holding Corporation (“TDA”) on October 6, 2020.

(3)	The proposed maximum offering price was calculated and the filing fee was previously paid in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the original registration statement on Form S-4 (File No. 333-237064) filed on March 10, 2020, as amended by Amendment No. 1 filed on April 20, 2020 and Amendment No. 2 filed on May 4, 2020, which became effective on May 6, 2020 (the “Form S-4”) and to which this is Post-Effective Amendment No. 1.

EXPLANATORY NOTE

CSC amends its Form S-4, which was declared effective May 6, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment No. 1”). CSC filed the Form S-4 in connection with the merger between TDA and Merger Sub pursuant to an Agreement and Plan of Merger by and among TDA, Merger Sub and CSC, dated as of November 24, 2019 and as amended by that certain Amendment No. 1 dated as of May 14, 2020 (as amended, the “Merger Agreement”), pursuant to which TDA became a wholly-owned subsidiary of CSC.

Under the terms of the Merger Agreement, at the effective time of the merger, (i) each share of TDA common stock, par value $0.01 per share, was converted to the right to receive 1.0837 shares of Common Stock (the “exchange ratio”) and (ii) each outstanding TDA Award was converted into a time-based restricted stock unit award in respect of shares of Common Stock (the “Assumed RSUs”) based on the exchange ratio and pursuant to the terms and conditions of the Merger Agreement.

CSC hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 relating to 5,000,000 shares of Common Stock issuable upon the settlement of Assumed RSUs. All such shares of Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Post-Effective Amendment No. 1 in accordance with Rule 428 under the Securities Act and in the introductory note to Part I of the Form S-8 instructions. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Post-Effective Amendment No. 1:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 26, 2020;

(b) The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 8, 2020 and August 7, 2020, respectively;

(c) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(d) The description of the Registrant’s Common Stock contained in the Form S-4, including any amendment or description filed for the purpose of updating such description.

All reports or other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Post-Effective Amendment No. 1 which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Post-Effective Amendment No. 1 from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated by reference into this Post-Effective Amendment No. 1 shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein) modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

CSC’s Fifth Restated Certificate of Incorporation, as amended (“Certificate”), provides that, pursuant to Delaware law, no director of CSC shall be personally liable to CSC or its stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (i) any breach of the director’s duty of loyalty to the CSC or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) approval by a director of certain unlawful dividend payments, stock repurchases or redemptions, or other distributions, (iv) or any transaction from which the director derived an improper personal benefit.

CSC’s Fourth Restated Bylaws (“Bylaws”) provide for the indemnification of CSC’s directors, officers, and other individuals serving at the request of CSC to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) or as it may hereafter be amended. Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any threatened, pending or completed actions, suits or proceedings brought by third parties. The directors, officers or other individuals must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to an action by or in the right of the corporation, the corporation may indemnify its directors, officers, employees and agents for expenses actually and reasonably incurred by them in connection with the defense or settlement of a threatened, pending or completed action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation.

The Bylaws provide that expenses, including attorneys’ fees, incurred by CSC’s directors, officers or other individuals in defending any such action, suit or proceeding will be paid or reimbursed by CSC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such expenses if it shall ultimately be determined that such person is not entitled to indemnification. CSC has entered into indemnity agreements with its directors that contain provisions that are in some respects broader than the specified indemnification provisions contained in Delaware law.

CSC has obtained directors’ and officers’ liability and corporation reimbursement insurance covering all officers and directors of CSC and its subsidiaries and providing for the reimbursement of amounts paid by CSC or its subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Registrant’s Certificate and Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

For the list of exhibits, see Exhibit Index to this Post-Effective Amendment No. 1, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	Fifth Restated Certificate of Incorporation, effective May 7, 2001, of the Registrant (incorporated by reference to Exhibit 3.11 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 23, 2017)

4.2	Amendment to Fifth Restated Certificate of Incorporation, effective October 6, 2020, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed with the Commission on October 6, 2020)

4.3	Fourth Restated Bylaws, as amended on January 27, 2010, of the Registrant (incorporated by reference to Exhibit 3.14 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 23, 2017)

4.4	TD Ameritrade Holding Corporation Long-Term Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 of TDA’s current report on Form 8-K filed with the Commission on February 24, 2016)

5	Opinion of Davis Polk & Wardwell LLP

15	Awareness Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm of TDA

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of the Registrant

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of TDA

23.3	Consent of Davis Polk & Wardwell LLP (included as part of its opinion filed as Exhibit 5)

24	Powers of Attorney (included as part of the signature page to the original registration statement on Form S-4 filed on March 10, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 6, 2020.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below on this 6th day of October 2020 by the following persons in the capacities indicated.

Name and Signature	Title
* Walter W. Bettinger II	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Peter Crawford Peter Crawford	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Charles R. Schwab	Chairman of the Board
* John K. Adams, Jr.	Director
Marianne C. Brown	Director
* Joan T. Dea	Director
* Christopher V. Dodds	Director
* Stephen A. Ellis	Director
* Mark A. Goldfarb	Director
* William S. Haraf	Director
* Frank C. Herringer	Director
Brian M. Levitt	Director
Gerri K. Martin-Flickinger	Director
Bharat B. Masrani	Director
Todd M. Ricketts	Director
* Charles A. Ruffel	Director
* Arun Sarin	Director
* Paula A. Sneed	Director
* Roger O. Walther	Director

* By:	/s/ Peter Crawford
Name: Peter Crawford Title: Attorney-In-Fact